NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Announces Top-Line Results of

CPP-109 Phase II(b) Trial for Cocaine Addiction

CORAL GABLES, FL, November 8, 2012 – Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced top-line results from its U.S. Phase II(b) clinical trial evaluating the use of CPP-109 (vigabatrin) to treat cocaine addiction. The data from the trial showed that CPP-109 did not meet the primary endpoint — that a significantly larger proportion of CPP-109-treated subjects than placebo-treated subjects were cocaine-free during the last two weeks of the treatment period (Weeks 8 and 9). The data also showed that the two key secondary endpoints, a significantly larger increase in cocaine negative urines and a significant decrease in the weekly fraction of use days in medication-treated subjects during weeks 3-9, also were not met. The clinical trial did not reveal any unexpected “serious” adverse events.

Catalyst expects the remaining protocol-specified analyses for other secondary and exploratory clinical endpoints and safety data to be completed during the first half of next year, after all the follow-up clinical data have been received to be able to fully unblind the trial data.

Patrick J. McEnany, Catalyst’s Chairman and Chief Executive Officer, commented, “We are obviously very disappointed with the top-line results from our Phase II(b) cocaine trial, particularly given the changes that were incorporated into the protocol for this trial to ensure maximum medication compliance from a more motivated patient population. Once we have the full data set, we will meet with our collaborator on the Phase II(b) trial, the National Institute of Drug Abuse (NIDA), to determine next steps, if any, in the clinical development program for CPP-109 for cocaine addiction.”

Mr. McEnany continued, “In the near term, we intend to focus all of our efforts on the development of our two other product candidates: FirdapseTM for the treatment of Lambert-Eaton Myasthenic Syndrome (LEMS) and CPP-115 for the treatment of infantile spasms. Both of these product candidates have received orphan drug designation and are intended to treat a rare neurological disorder. We will also monitor the results of the ongoing investigator-sponsored study evaluating the use of CPP-109 for the treatment of Tourette’s Disorder to determine whether we should pursue future studies of CPP-109 with respect to that orphan indication.”

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system. Catalyst has three products in development, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor), which Catalyst plans to develop for the treatment of cocaine addiction and Tourette’s Disorder, CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin, which Catalyst plans to develop for the treatment of drug addiction and epilepsy (primarily infantile spasms) and FirdapseTM, which Catalyst plans to develop for commercialization in North America as a treatment for LEMS. For additional information, please visit www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-109 will be determined to be an effective treatment for cocaine addiction and Tourette’s Disorder, whether CPP-115 will be determined to be an effective treatment for its targeted indications, whether Firdapse™ will be determined to be an effective treatment for LEMS or other diseases, whether Catalyst will ever receive an approval of an NDA for any of its product candidates, whether Catalyst will ever be in a position to commercialize any of its product candidates, and those other factors described in Catalyst’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the forward-looking statements contained in this press release. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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